Exhibit 4.11

EXECUTION COPY

PARITY LIEN DEBT

PLEDGE AND SECURITY AGREEMENT

dated as of May 2, 2005

between

EACH OF THE GRANTORS PARTY HERETO

and

THE BANK OF NEW YORK

as Parity Lien Collateral Trustee

TABLE OF CONTENTS

SECTION 1. DEFINITIONS; GRANT OF SECURITY.
1.1	General Definitions
1.2	Definitions; Interpretation

SECTION 2. GRANT OF SECURITY.
2.1	Grant of Security
2.2	Certain Limited Exclusions
2.3	Intercreditor Agreement

SECTION 3. SECURITY FOR OBLIGATIONS; GRANTORS REMAIN LIABLE.
3.1	Security for Obligations
3.2	Continuing Liability Under Collateral

SECTION 4. REPRESENTATIONS AND WARRANTIES AND COVENANTS.
4.1	Generally.
4.2	Equipment
4.3	Investment Related Property.
4.4	Material Contracts
4.5	Letter of Credit Rights
4.6	Intellectual Property.
4.7	Commercial Tort Claims

SECTION 5. ACCESS; RIGHT OF INSPECTION AND FURTHER ASSURANCES; ADDITIONAL GRANTORS.
5.1	Access; Right of Inspection
5.2	Further Assurances
5.3	Additional Grantors

SECTION 6. COLLATERAL TRUSTEE APPOINTED ATTORNEY-IN-FACT.
6.1	Power of Attorney
6.2	No Duty on the Part of Parity Lien Collateral Trustee or Secured Parties

SECTION 7. REMEDIES.
7.1	Generally.
7.2	Application of Proceeds
7.3	Sales on Credit
7.4	Investment Related Property.
7.5	Intellectual Property.

SECTION 8. COLLATERAL TRUSTEE.

SECTION 9. CONTINUING SECURITY INTEREST; TRANSFER OF LOANS.

SECTION 10. STANDARD OF CARE; COLLATERAL TRUSTEE MAY PERFORM.

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SECTION 11. MISCELLANEOUS.

SCHEDULE 4.1 — GENERAL INFORMATION

SCHEDULE 4.2 — LOCATION OF EQUIPMENT

SCHEDULE 4.3 — INVESTMENT RELATED PROPERTY

SCHEDULE 4.4 — MATERIAL CONTRACTS

SCHEDULE 4.5 — DESCRIPTION OF LETTERS OF CREDIT

SCHEDULE 4.6 — INTELLECTUAL PROPERTY – EXCEPTIONS

SCHEDULE 4.7 — COMMERCIAL TORT CLAIMS

EXHIBIT A — PLEDGE SUPPLEMENT

EXHIBIT B — TRADEMARK SECURITY AGREEMENT

EXHIBIT C — COPYRIGHT SECURITY AGREEMENT

EXHIBIT D — PATENT SECURITY AGREEMENT

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This PARITY LIEN DEBT PLEDGE AND SECURITY AGREEMENT, dated as of May 2, 2005 (this “Agreement”), between EACH OF THE UNDERSIGNED, whether as an original signatory hereto or as an Additional Grantor (as herein defined) (each, a “Grantor”), and THE BANK OF NEW YORK, a New York banking corporation, as collateral trustee for the Secured Parties (as herein defined) (in such capacity as collateral trustee, the “Parity Lien Collateral Trustee”).

RECITALS:

WHEREAS, reference is made to (i) the Senior Secured Floating Rate Notes Indenture dated as of May 2, 2005 among NewPageCo, the Guarantors as set forth therein and HSBC Bank USA, National Association, as trustee, pursuant to which the Senior Secured Floating Rate Notes among NewPageCo, the Guarantors as set forth therein and HSBC Bank USA, National Association, as trustee, are issued; and (ii) the Senior Secured Fixed Rate Notes Indenture dated as of May 2, 2005 pursuant to which the Senior Secured Fixed Rate Notes are issued (collectively, with the Senior Secured Floating Rate Notes, the “Senior Secured Notes”);

WHEREAS, in consideration of the extensions of credit and other accommodations of the Holders as set forth in the Senior Secured Notes, respectively, each Grantor has agreed to secure such Grantor’s obligations under the Senior Secured Notes as set forth herein;

WHEREAS, reference is made to that certain Collateral Trust Agreement (the “Collateral Trust Agreement”) dated as of May 2, 2005 by and among The Bank of New York, as Collateral Trustee, the Revolving Credit Collateral Agent, the Senior Secured Floating Rate Notes Trustee under the Senior Secured Floating Rate Notes, the Senior Secured Fixed Rate Notes Trustee under the Senior Secured Fixed Rate Notes, and the Administrative Agent under the NewPageCo First Lien Term Loan Credit Agreement; and

WHEREAS, in addition to the obligations under the Senior Secured Notes referred to above, the Grantors may incur additional “Parity Lien Obligations” (as defined in the Collateral Trust Agreement) and each Grantor has agreed to secure such Grantor’s Parity Lien Obligations as set forth herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, each Grantor and the Parity Lien Collateral Trustee agree as follows:

SECTION 1.   DEFINITIONS; GRANT OF SECURITY.

1.1          General Definitions.  In this Agreement, the following terms shall have the following meanings:

“ABL Collateral” shall have the meaning assigned in the Collateral Trust Agreement attached hereto as Exhibit E.

“Additional Grantors” shall have the meaning assigned in Section 5.3.

“Agreement” shall have the meaning set forth in the preamble.

“Assigned Agreements” shall mean, as to each Grantor, all agreements and contracts to which such Grantor is a party as of the date hereof, or to which such Grantor becomes a party after the date hereof, including, without limitation, each Material Contract, as each such agreement may be amended, supplemented or otherwise modified from time to time.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Cash Proceeds” shall have the meaning assigned in Section 7.7.

“Chattel Paper” shall mean all “chattel paper” as defined in Article 9 of the UCC, including, without limitation, “electronic chattel paper” or “tangible chattel paper”, as each term is defined in Article 9 of the UCC.

“Closing Date” shall mean the date of this Agreement.

“Collateral” shall have the meaning assigned in Section 2.1.

“Collateral Account” shall mean any account established by the Parity Lien Collateral Trustee.

“Collateral Records” shall mean books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

“Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

“Collateral Trust Agreement” shall have the meaning set forth in the recitals.

“Commercial Tort Claims” shall mean all “commercial tort claims” as defined in Article 9 of the UCC, including, without limitation, all commercial tort claims listed on Schedule 4.8 (as such schedule may be amended or supplemented from time to time).

“Controlled Foreign Corporation” shall mean “controlled foreign corporation” as defined in the Tax Code.

“Commodities Accounts” (i) shall mean all “commodity accounts” as defined in Article 9 of the UCC and (ii) shall include, without limitation, all of the accounts listed on Schedule 4.4 under the heading “Commodities Accounts” (as such schedule may be amended or supplemented from time to time).

“Copyright Licenses” shall mean any and all written agreements containing the express grant of any right in or to Copyrights (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.4(B) (as such schedule may be amended or supplemented from time to time).

“Copyrights” shall mean all United States, and foreign copyrights (including European Union Community designs), including but not limited to copyrights in software and databases, whether registered or unregistered, and, with respect to any and all of the foregoing:  (i) all registrations and applications therefor including, without limitation, the registrations and applications referred to in Schedule 4.4(A) (as such schedule may be amended or supplemented from time to time), (ii) all extensions and renewals thereof, (iii) all rights corresponding thereto throughout the world, (iv) all rights to sue for past, present and future infringements thereof, and (v) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages and proceeds of suit.

“Discharge of Parity Lien Obligations” shall have the meaning set forth in the Collateral Trust Agreement.

“Documents” shall mean all “documents” as defined in Article 9 of the UCC.

“Equipment” shall mean:  (i) all “equipment” as defined in Article 9 of the UCC, (ii) all machinery, manufacturing equipment, data processing equipment, computers, office equipment, furnishings, furniture, appliances, fixtures and tools (in each case, regardless of whether characterized as equipment under the UCC) and (iii) all accessions or additions thereto, all parts thereof, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefor, wherever located, now or hereafter existing, including any fixtures.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“Event of Default” means an “Event of Default” as defined in the Parity Lien Documents which is no longer subject to any cure or notice period.

“General Intangibles” (i) shall mean all “general intangibles” as defined in Article 9 of the UCC, including “payment intangibles” also as defined in Article 9 of the UCC and (ii) shall include, without limitation, all interest rate or currency protection or hedging arrangements, all tax refunds, all licenses, permits, concessions and authorizations, all Assigned Agreements and all Intellectual Property (in each case, regardless of whether characterized as general intangibles under the UCC).

“Grantors” shall have the meaning set forth in the preamble.

“Insurance” shall mean (i) all insurance policies covering any or all of the Collateral (regardless of whether the Parity Lien Collateral Trustee is the loss payee thereof) and (ii) any key man life insurance policies.

“Intellectual Property” shall mean, collectively, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets, and the Trade Secret Licenses.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of the date hereof, among NewPageCo, the Guarantors thereunder, the Revolving Credit Collateral Agent, the Parity Lien Collateral Trustee, the Priority Lien Collateral Trustee and The Bank of New York, as Collateral Trustee, as it may be amended, supplemented or otherwise modified from time to time.

“Investment Related Property” shall mean (i) all “investment property” (as such term is defined in Article 9 of the UCC) and (ii) all Pledged Equity Interests (regardless of whether classified as investment property under the UCC).

“Lenders” shall have the meaning set forth in the recitals.

“NewPageCo” shall have the meaning set forth in the recitals.

“Non-Assignable Contract” shall mean any agreement, contract or license to which any Grantor is a party that by its terms purports to restrict or prevent the assignment or granting of a security interest therein (either by its terms or by any federal or state statutory prohibition or otherwise irrespective of whether such prohibition or restriction is enforceable under Sections 9-406 through 409 of the UCC).

“Parity Lien Collateral Trustee” shall have the meaning set forth in the preamble.

“Parity Lien Documents” shall have the meaning set forth in the Intercreditor Agreement.

“Parity Lien Obligations” shall mean all Parity Lien Obligations (as defined in the Collateral Trust Agreement).

“Parity Lien Representative” shall have the meaning set forth in the Collateral Trust Agreement.

“Patent Licenses” shall mean all written agreements containing the express grant of any right in or to Patents (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.4(D) (as such schedule may be amended or supplemented from time to time).

“Patents” shall mean all United States and foreign patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, including, but not limited to: (i) each patent and patent application referred to in Schedule 4.4(C) hereto (as such schedule may be amended or supplemented from time to time), (ii) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (iii) all rights corresponding thereto throughout the world, (iv) all inventions and improvements described therein, (v) all rights to sue for past, present and future infringements thereof, (vi) all licenses, claims, damages, and proceeds of suit arising therefrom, and (vii) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“Person” shall mean and include natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Pledge Supplement” shall mean any supplement to this agreement in substantially the form of Exhibit A.

“Pledged Equity Interests” shall mean all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests.

“Pledged LLC Interests” shall mean all interests in any limited liability company including, without limitation, all limited liability company interests listed on Schedule 4.3(A) under the heading “Pledged LLC Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such limited liability company interests and any interest of such Grantor on the books and records of such limited liability company or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests.

“Pledged Partnership Interests” shall mean all interests in any general partnership, limited partnership, limited liability partnership or other partnership including, without limitation, all partnership interests listed on Schedule 4.3(A) under the heading “Pledged Partnership Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such partnership interests and any interest of such Grantor on the books and records of such partnership or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests.

“Pledged Stock” shall mean all shares of capital stock owned by such Grantor, including, without limitation, all shares of capital stock described on Schedule 4.3(A) under the heading “Pledged Stock” (as such schedule may be amended or supplemented from time to time), and the certificates, if any, representing such shares and any interest of such Grantor in the entries on the books of the issuer of such shares or on the books of any securities intermediary pertaining to such shares, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares.

“Pledged Trust Interests” shall mean all interests in a Delaware business trust or other trust including, without limitation, all trust interests listed on Schedule 4.3(A) under the heading “Pledged Trust Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such trust interests and any interest of such Grantor on the books and records of such trust or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such trust interests.

“Priority Lien Collateral Trustee” means the Bank of New York, in its capacity as Collateral Trustee for the holders of the Priority Lien Obligations.

“Proceeds” shall mean:  (i) all “proceeds” as defined in Article 9 of the UCC, (ii) payments or distributions made with respect to any Pledged Equity Interests and (iii) whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

“Secured Obligations” shall have the meaning assigned in Section 3.1.

“Secured Parties” shall mean each holder of a Parity Lien Obligations, including, without limitation, Parity Lien Representatives, the Agents, Lenders and the Lender Counterparties and shall include, without limitation, all former Agents, Lenders and Lender Counterparties to the extent that any Parity Lien Obligations owing to such Persons were incurred while such Persons were Agents, Lenders or Lender Counterparties and such Parity Lien Obligations have not been paid or satisfied in full.

“Securities” shall mean any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Separate Collateral” has the meaning assigned in the Collateral Trust Agreement.

“Supporting Obligation” shall mean all “supporting obligations” as defined in Article 9 of the UCC.

“Tax Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time.

“Trademark Licenses” shall mean any and all written agreements containing express grant of any right in or to Trademarks (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.7(F) (as such schedule may be amended or supplemented from time to time).

“Trademarks” shall mean all United States, and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, all registrations and applications for any of the foregoing including, but not limited to: (i) the registrations and applications referred to in Schedule 4.7(E) (as such schedule may be amended or supplemented from time to time), (ii) all extensions or renewals of any of the foregoing, (iii) all of the goodwill of the business connected with the use of and symbolized by the foregoing, (iv) the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill, and (v) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“Trade Secret Licenses” shall mean any and all written agreements containing the express grant of any right in or to Trade Secrets (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.7(G) (as such schedule may be amended or supplemented from time to time).

“Trade Secrets” shall mean all trade secrets and all other confidential or proprietary information and know-how whether or not such trade secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to such trade secret, including but not limited to: (i) the right to sue for past, present and future misappropriation or other violation of any Trade Secret, and (ii) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York or, when the context implies, the Uniform Commercial Code as in effect from time to time in any other applicable jurisdiction.

“United States” shall mean the United States of America.

1.2          Definitions; Interpretation.  All capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the meanings ascribed thereto in the Collateral Trust Agreement as in effect on the date hereof without giving effect to any amendments or modifications thereto or, if not defined therein, in the UCC.  References to “Sections,” “Exhibits” and “Schedules” shall be to Sections, Exhibits and Schedules, as the case may be, of this Agreement unless otherwise specifically provided.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.  Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.  The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.  If any conflict or inconsistency exists between this Agreement and any Parity Lien Document, with respect to the parties thereto only, the Parity Lien Document shall govern.  All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

SECTION 2.   GRANT OF SECURITY.

2.1          Grant of Security.  Each Grantor hereby grants to the Parity Lien Collateral Trustee a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under all personal property of such Grantor, subject to the limitations set forth in Section 2.2, including, but not limited to the following, in each case whether now owned or existing or hereafter acquired or arising and wherever located (all of which being hereinafter collectively referred to as the “Collateral”):

(a)           Equipment;

(b)           Intellectual Property;

(c)           General Intangibles (other than Revolving Credit General Intangibles) ;

(d)           Documents relating to or evidencing any Equipment or other item of property described in this Section 2.1;

(e)           Letter of Credit Rights relating primarily to any Equipment or other item of property described in this Section 2.1;

(f)            Insurance;

(g)           Pledged Equity Interests;

(h)           Records, Supporting Obligations, Letters of Credit, Commercial Tort Claims or other claims and causes of action, in each case to the extent related primarily to any of the foregoing;

(i)            to the extent not otherwise included above, all Collateral Records and Collateral Support relating to any of the foregoing; and

(j)            to the extent not otherwise included above, all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.

Notwithstanding anything herein to the contrary, (i) ”Collateral” shall not include any ABL Collateral and (ii) in no event shall any Parity Lien Obligation that constitutes a “security” for purposes of the Securities Act of 1933, as amended, be secured by any Separate Collateral.

2.2          Certain Limited Exclusions.  Notwithstanding anything herein to the contrary, in no event shall the Collateral include or the security interest granted under Section 2.1 hereof attach to (a) any lease, license, contract, Intellectual Property, property rights or agreement to which any Grantor is a party or any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of any Grantor therein or (ii) in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity), provided however that the Collateral shall include and such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and to the extent severable, shall attach immediately to any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified in (i) or (ii) above; or (b) any of the outstanding capital stock of a Controlled Foreign Corporation in excess of 65% of the voting power of all classes of capital stock of such Controlled Foreign Corporation entitled to vote; provided that immediately upon the amendment of the Tax Code to allow the pledge of a greater percentage of the voting power of capital stock in a Controlled Foreign Corporation without adverse tax consequences, the Collateral shall include, and the security interest granted by each Grantor shall attach to, such greater percentage of capital stock of each Controlled Foreign Corporation.

2.3          Intercreditor Agreement.  Notwithstanding anything herein to the contrary, the lien and security interest granted to the Parity Lien Collateral Trustee pursuant to this Agreement and the exercise of any right or remedy by the Parity Lien Collateral Trustee hereunder are subject to the provisions of the Intercreditor Agreement.  In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.  Any reference in this Agreement to a “first Parity Lien” or words of similar effect in describing the security interests created hereunder shall be understood to refer to such priority as set forth in the Intercreditor Agreement.  All representations, warranties and covenants in this Agreement shall be subject to the provisions and qualifications set forth in this Section 2.3

Notwithstanding anything herein to the contrary, the Lien and security interest granted to the Parity Lien Collateral Trustee pursuant to this Agreement and the exercise of any right or remedy by such Parity Lien Collateral Trustee hereunder are subject to the provisions of the Collateral Trust Agreement, dated as of May 2, 2005, among NewPageCo, the Pledgors from time to time party thereto, Goldman Sachs Credit Partners L.P., as Administrative Agent under the First Lien Term Loan Agreement (as defined therein), HSBC Bank USA, National Association, as Trustee under the Indentures (as defined therein) and The Bank of New York, as Collateral Trustee (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “Collateral Trust Agreement”).  In the event of any conflict between the terms of the Collateral Trust Agreement and this Agreement, the terms of the Collateral Trust Agreement will govern.

SECTION 3.   SECURITY FOR OBLIGATIONS; GRANTORS REMAIN LIABLE.

3.1          Security for Obligations.  This Agreement secures, and the Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a) (and any successor provision thereof)), of all Parity Lien Obligations with respect to every Grantor (the “Secured Obligations”).

3.2          Continuing Liability Under Collateral.  Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Parity Lien Collateral Trustee or any Secured Party, (ii) each Grantor shall remain liable under each of the agreements included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Parity Lien Collateral Trustee nor any Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Parity Lien Collateral Trustee nor any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, and (iii) the exercise by the Parity Lien Collateral Trustee of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.

SECTION 4.   REPRESENTATIONS AND WARRANTIES AND COVENANTS.

4.1          Generally.

(a)           Representations and Warranties.  Each Grantor hereby represents and warrants, on the Closing Date, that:

(i)            it owns the Collateral purported to be owned by it or otherwise has the rights it purports to have in each item of Collateral free and clear of any and all Liens, rights or claims of all other Persons other than Permitted Liens;

(ii)           it has indicated on Schedule 4.1(A)(as such schedule may be amended or supplemented from time to time): (w) the type of organization of such Grantor, (x) the jurisdiction of organization of such Grantor, (y) its organizational identification number and (z) the jurisdiction where the chief executive office or its sole place of business is, and for the one-year period preceding the date hereof has been, located.

(iii)          the full legal name of such Grantor is as set forth on Schedule 4.1(A) and it has not done in the last five (5) years, and does not do, business under any other name (including any trade-name or fictitious business name) except for those names set forth on Schedule 4.1(B) (as such schedule may be amended or supplemented from time to time);

(iv)          except as provided on Schedule 4.1(C), it has not changed its name, jurisdiction of organization, chief executive office or sole place of business (or principal residence if such Grantor is a natural person) or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) within the past five (5) years;

(v)           other than in connection with Permitted Liens, it has not within the last five (5) years become bound (whether as a result of merger or otherwise) as debtor under a security agreement entered into by another Person, which has not heretofore been terminated other than the agreements identified on Schedule 4.1(D) hereof (as such schedule may be amended or supplemented from time to time);

(vi)          with respect to each agreement identified on Schedule 4.1(D), it has indicated on Schedule 4.1 (A) and Schedule 4.1(B) the information required pursuant to Section 4.1(a)(ii), (iii) and (iv) with respect to the debtor under each such agreement;

(vii)         (u) upon the filing of all UCC financing statements naming each Grantor as “debtor” and the Parity Lien Collateral Trustee as “secured party” and describing the Collateral in the filing offices set forth opposite such Grantor’s name on Schedule 4.1(E) hereof (as such schedule may be amended or supplemented from time to time) and other filings delivered by each Grantor, (v) upon delivery of all certificated Pledged Equity Interests, (w) upon sufficient identification of Commercial Tort Claims, (x) to the extent not solely subject to Article 9 of the UCC, upon recordation of the security interests granted hereunder in Patents, Trademarks and registered Copyrights in the applicable intellectual property registries, including but not limited to the United States Patent and Trademark Office and the United States Copyright Office, and (y) upon consent of the issuer with respect to Letter of Credit Rights, the security interests granted to the Parity Lien Collateral Trustee hereunder constitute valid and perfected first Parity Liens (subject in the case of priority only to Permitted Liens and to the rights of the United States government (including any agency or department thereof) with respect to United States government Receivables) on all of the Collateral;

(viii)        after giving effect to the actions described in subsection (vii) above, except as may be required, in connection with the disposition of any Pledged Equity Interests, by laws generally affecting the offering and sale of Securities, all actions and consents, including all filings, notices, registrations and recordings necessary or desirable for the exercise by the Parity Lien Collateral Trustee of the voting or other rights provided for in this Agreement or the exercise of remedies in respect of the Collateral have been made or obtained;

(ix)           other than the financing statements filed in favor of the Parity Lien Collateral Trustee, no effective UCC financing statement, fixture filing or other instrument similar in effect under any applicable law covering all or any part of the Collateral is on file in any filing or recording office except for (x) financing statements for which proper termination statements have been delivered to the Parity Lien Collateral Trustee for filing and (y) financing statements filed in connection with Permitted Liens;

(x)            no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body (other than those which have been obtained) is required for either (i) the pledge or grant by any Grantor of the Liens purported to be created in favor of the Parity Lien Collateral Trustee hereunder or (ii) the exercise by Parity Lien Collateral Trustee of any rights or remedies in respect of any Collateral (whether specifically granted or created hereunder or created or provided for by applicable law), except (A) for the filings contemplated by clause (vii) above and (B) as may be required, in connection with the disposition of any Pledged Equity Interests, by laws generally affecting the offering and sale of Securities;

(xi)           all written information supplied by any Grantor with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects;

(xii)          none of the Collateral constitutes, or is the Proceeds of, “farm products” (as defined in the UCC);

(xiii)         it does not own any “As-extracted collateral” (as defined in the UCC) or any timber to be cut other than the “As-extracted collateral” and the timber located on the Real Property as described on Schedule 4.1(F) hereof;

(xiv)        except as described on Schedule 4.1(D), such Grantor has not become bound as a debtor, either by contract or by operation of law, by a security agreement previously entered into by another Person; and

(xv)         such Grantor has been duly organized as an entity of the type as set forth opposite such Grantor’s name on Schedule 4.1(A) solely under the laws of the jurisdiction as set forth opposite such Grantor’s name on Schedule 4.1(A) and remains duly existing as such.  Such Grantor has not filed any certificates of domestication, transfer or continuance in any other jurisdiction.

(b)           Covenants and Agreements.  Each Grantor hereby covenants and agrees that:

(i)            except for the security interest created by this Agreement, it shall not create or suffer to exist any Lien upon or with respect to any of the Collateral,

except Permitted Liens, and such Grantor shall defend the Collateral against all Persons at any time claiming any interest therein;

(ii)           it shall not produce, use or permit any Collateral to be used unlawfully or in violation of any provision of this Agreement or any applicable statute, regulation or ordinance or any policy of insurance covering the Collateral if such violation could reasonably be expected to have a Material Adverse Effect;

(iii)          it shall not change such Grantor’s name, identity, corporate structure (e.g., by merger, consolidation, change in corporate form or otherwise), sole place of business, chief executive office, type of organization or jurisdiction of organization or establish any trade names unless it shall have (a) notified the Parity Lien Collateral Trustee in writing, by executing and delivering to the Parity Lien Collateral Trustee a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto, at least fifteen (15) days prior to any such change or establishment, identifying such new proposed name, identity, corporate structure, sole place of business, chief executive office or jurisdiction of organization or trade name and providing such other information in connection therewith as the Parity Lien Collateral Trustee may reasonably request and (b) taken all actions necessary or advisable to maintain the continuous validity, perfection and the same or better priority of the Parity Lien Collateral Trustee’s security interest in the Collateral intended to be granted and agreed to hereby;

(iv)          if the Parity Lien Collateral Trustee or any other Secured Party gives value to enable Grantor to acquire rights in or the use of any Collateral, it shall use such value for such purposes and such Grantor further agrees that repayment of any Obligation shall apply on a “first-in, first-out” basis so that the portion of the value used to acquire rights in any Collateral shall be paid in the chronological order such Grantor acquired rights therein;

(v)           it shall pay promptly when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including claims for labor, materials and supplies) against, the Collateral, except to the extent the validity thereof is being contested in good faith and as otherwise provided in the Parity Lien Documents; provided, such Grantor shall in any event pay such taxes, assessments, charges, levies or claims not later than five (5) days prior to the date of any proposed sale under any judgment, writ or warrant of attachment entered or filed against such Grantor or any of the Collateral as a result of the failure to make such payment;

(vi)          upon such Grantor or any Senior Officer of such Grantor obtaining actual knowledge thereof, it shall promptly notify the Parity Lien Collateral Trustee in writing of any event that would reasonably be expected to have a Material Adverse Effect on the value of the Collateral or any material portion thereof, the ability of any Grantor or the Parity Lien Collateral Trustee to dispose of the Collateral or any material portion thereof, or the rights and remedies of the Parity Lien Collateral Trustee in relation thereto, including, without limitation, the levy of any legal process against the Collateral or any portion thereof;

(vii)         it shall not take or permit any action which would reasonably be expected to materially impair the Parity Lien Collateral Trustee’s rights in the Collateral; and

(viii)        it shall not sell, transfer or assign (by operation of law or otherwise) any Collateral except as otherwise permitted in accordance with each of the Parity Lien Documents.

4.2          Equipment.

(a)           Representations and Warranties.  Each Grantor represents and warrants, on the Closing Date, that:

(i)            all of the Equipment (other than Equipment in transit) included in the Collateral is kept for the past four (4) years only at the locations specified in Schedule 4.2 (as such schedule may be amended or supplemented from time to time); and

(ii)           except as set forth in Schedule 4.2, none of the Equipment is in the possession of an issuer of a negotiable document (as defined in Section 7-104 of the UCC) therefor or otherwise in the possession of a bailee or a warehouseman.

(b)           Covenants and Agreements.  Each Grantor covenants and agrees that:

(i)            other than Equipment in transit or sold to customers in the ordinary course of business, it shall keep the Equipment, and any Documents evidencing any Equipment in the locations specified on Schedule 4.2 (as such schedule may be amended or supplemented from time to time) unless, with respect to any location at which Equipment having a value in excess of $500,000 is located, it shall have (a) notified the Parity Lien Collateral Trustee in writing, by executing and delivering to the Parity Lien Collateral Trustee an Officer’s Certificate, and a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto, at least fifteen (15) days prior to any change in locations, identifying such change in the location of and the new location of such Collateral, and providing such other information in connection therewith as the Parity Lien Collateral Trustee may reasonably request and (b) taken all actions necessary or advisable to maintain the continuous validity, perfection and the same or better priority of the Parity Lien Collateral Trustee’s security interest in the Collateral intended to be granted and agreed to hereby, or to enable the Parity Lien Collateral Trustee to exercise and enforce its rights and remedies hereunder, with respect to such Equipment;

(ii)           it shall not deliver any Document evidencing any Equipment to any Person other than the issuer of such Document (or to a shipper or freight forwarder acting on such Grantor’s behalf in the ordinary course of business) to claim the goods evidenced therefor or the Parity Lien Collateral Trustee;

(iii)          if any Equipment having a value in excess of $500,000 in the aggregate is in possession or control of any third party (other than Equipment in transit and customers purchasing inventory in the ordinary course of business), each Grantor shall join with the Parity Lien Collateral Trustee in notifying the third party of the Parity Lien Collateral Trustee’s security interest and obtaining an acknowledgment from the third party that it is holding the Equipment for the benefit of the Parity Lien Collateral Trustee; and

(c)           with respect to any item of Equipment having a value in excess of $100,000 individually or any items of Equipment having a value in excess of $500,000 in the aggregate, which is covered by a certificate of title under a statute of any jurisdiction under the law of which indication of a security interest on such certificate is required as a condition of perfection thereof, upon the reasonable request of the Parity Lien Collateral Trustee, (A) provide information with respect to any such Equipment, (B) execute and file with the registrar of motor vehicles or other appropriate authority in such jurisdiction an application or other document requesting the notation or other indication of the security interest created hereunder on such certificate of title, and (C) deliver to the Parity Lien Collateral Trustee copies of all such applications or other documents filed during such calendar quarter and copies of all such certificates of title issued during such calendar quarter indicating the security interest created hereunder in the items of Equipment covered thereby.

4.3          Investment Related Property.

4.3.1       Investment Related Property Generally

(a)           Covenants and Agreements.  Each Grantor hereby covenants and agrees that to the extent any of the Collateral includes any Investment Related Property:

(i)            in the event it acquires rights in any such Investment Related Property after the date hereof, it shall deliver to the Parity Lien Collateral Trustee a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto, reflecting such new Investment Related Property and all other such Investment Related Property.  Notwithstanding the foregoing, it is understood and agreed that the security interest of the Parity Lien Collateral Trustee shall attach to all such Investment Related Property immediately upon any Grantor’s acquisition of rights therein and shall not be affected by the failure of any Grantor to deliver a supplement to Schedule 4.3 as required hereby;

(ii)           except as provided in the next sentence, in the event such Grantor receives any dividends, interest or distributions on any such Investment Related Property, or any securities or other property upon the merger, consolidation, liquidation or dissolution of any issuer of any such Investment Related Property, then (a) such dividends, interest or distributions and securities or other property shall be included in the definition of Collateral without further action and (b) such Grantor shall immediately take all steps, if any, necessary or advisable to ensure the validity, perfection, priority and, if applicable, control of the Parity Lien Collateral Trustee over such Investment Related Property (including, without limitation, delivery thereof to the Parity Lien Collateral Trustee) and pending any such action such Grantor shall be deemed to hold such dividends, interest, distributions, securities or other property in trust for the benefit of the Parity Lien Collateral Trustee and shall segregate such dividends, distributions, Securities or other property from all other property of such Grantor.  Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, the Parity Lien Collateral Trustee authorizes each Grantor to retain all ordinary cash dividends and distributions paid by the issuer and all scheduled payments of interest and principal; and

(iii)          each Grantor consents to the grant by each other Grantor of a Security Interest in all such Investment Related Property to the Parity Lien Collateral Trustee.

(b)           Delivery and Control.

(i)            To the extent any of the Collateral includes any Investment Related Property, unless prohibited by the Organizational Documents of the Issuer of any such Investment Related Property with respect to a joint venture of such Grantor, each Grantor agrees that with respect to any such Investment Related Property in which it currently has rights it shall comply with the provisions of this Section 4.3.1(b) on or before the Closing Date and with respect to any such Investment Related Property hereafter acquired by such Grantor it shall comply with the provisions of this Section 4.3.1(b) promptly upon acquiring rights therein, in each case in form and substance satisfactory to the Parity Lien Collateral Trustee.  With respect to any such Investment Related Property in a principal amount in excess of $5,000 individually that is represented by a certificate or that is an “instrument” (other than any such Investment Related Property credited to a Securities Account), subject to the terms of the Intercreditor Agreement, it shall cause such certificate or instrument to be delivered to the Parity Lien Collateral Trustee, indorsed in blank by an “effective indorsement” (as defined in Section 8-107 of the UCC), regardless of whether such certificate constitutes a “certificated security” for purposes of the UCC.  With respect to any such Investment Related Property that is an “uncertificated security” for purposes of the UCC (other than any “uncertificated securities” credited to a Securities Account), it shall cause the issuer of such uncertificated security to either, subject to the terms of the Intercreditor Agreement, (i) register the Parity Lien Collateral Trustee as the registered owner thereof on the books and records of the issuer or (ii) execute an agreement substantially in the form of Exhibit B hereto, pursuant to which such issuer agrees to comply with the Parity Lien Collateral Trustee’s instructions with respect to such uncertificated security without further consent by such Grantor.

(c)           Voting and Distributions.

(i)            So long as no Event of Default shall have occurred and be continuing to the extent any of the Collateral consists of Investment Related Collateral:

(1)           except as otherwise provided under the covenants and agreements relating to such Investment Related Property in this Agreement or elsewhere herein or in the Parity Lien Documents, each Grantor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to such Investment Related Property or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Parity Lien Documents; provided, no Grantor shall exercise or refrain from exercising any such right if the Parity Lien Collateral Trustee shall have notified such Grantor that, in the Parity Lien Collateral Trustee’s reasonable judgment, such action would have a Material Adverse Effect on the value of such Investment Related Property or any part thereof; and provided further, such Grantor shall give the Parity Lien Collateral Trustee at least five (5) Business Days prior written notice of the manner in which it intends to exercise, or the reasons for refraining from exercising, any such right; it being understood, however, that neither the voting by such Grantor of any Pledged Stock for, or such Grantor’s consent to, the election of directors (or similar governing body) at a regularly scheduled annual or other meeting of stockholders or with respect to routine matters at any such meeting, nor such Grantor’s consent to or approval of any action otherwise permitted under this Agreement and the Parity Lien Documents, shall be deemed inconsistent with the terms of this Agreement or the Parity Lien Documents within the meaning of this Section 4.3(c)(i)(1), and no notice of any such voting or consent need be given to the Parity Lien Collateral Trustee; and

(2)           the Parity Lien Collateral Trustee shall promptly execute and deliver (or cause to be executed and delivered) to each Grantor all proxies, and other instruments as such Grantor may from time to time reasonably request for the purpose of enabling such Grantor to exercise the voting and other consensual rights when and to the extent which it is entitled to exercise pursuant to clause (1) above;

(3)           Upon the occurrence and during the continuation of an Event of Default and any Grantors’ receipt of notice of exercise by the Parity Lien Collateral Trustee of any powers, rights, privileges and remedies available upon the occurrence and during the continuance of an Event of Default, subject to the terms of the Intercreditor Agreement:

(A)          all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Parity Lien Collateral Trustee who shall thereupon have the sole right to exercise such voting and other consensual rights; and

(B)           in order to permit the Parity Lien Collateral Trustee to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder: (1) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Parity Lien Collateral Trustee all proxies, dividend payment orders and other instruments as the Parity Lien Collateral Trustee may from time to time reasonably request and (2) each Grantor acknowledges that the Parity Lien Collateral Trustee may utilize the power of attorney set forth in Section 6.1.

4.3.2       Pledged Equity Interests

(a)           Representations and Warranties.  Each Grantor hereby represents and warrants, on the Closing Date and after giving effect to the Paper Business Acquisitions, and on each Credit Date, that:

(i)            Schedule 4.3(A) (as such schedule may be amended or supplemented from time to time) sets forth under the headings “Pledged Stock, “Pledged LLC Interests,” “Pledged Partnership Interests” and “Pledged Trust Interests,” respectively, all of the Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests owned by any Grantor and such Pledged Equity Interests constitute the percentage of issued and outstanding shares of stock, percentage of membership interests, percentage of partnership interests or percentage of beneficial interest of the respective issuers thereof indicated on such Schedule;

(ii)           except as set forth on Schedule 4.3(B), it has not acquired any equity interests of another entity or substantially all the assets of another entity within the past five (5) years;

(iii)          it is the record and beneficial owner of the Pledged Equity Interests free of all Liens, rights or claims of other Persons other than Permitted Liens and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests;

(iv)          without limiting the generality of Section 4.1(a)(v), no consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or desirable in connection with the creation, perfection or first priority status of the security interest of the Parity Lien Collateral Trustee in any Pledged Equity Interests or the exercise by the Parity Lien Collateral Trustee of the voting or other rights provided for in this Agreement or the exercise of remedies in respect thereof;

(v)           none of the Pledged LLC Interests nor Pledged Partnership Interests are or represent interests in issuers that: (a) are registered as investment companies or (b) are dealt in or traded on securities exchanges or markets; and

(vi)          except as otherwise set forth on Schedule 4.3(C), all of the Pledged LLC Interests and Pledged Partnership Interests are or represent interests in issuers that have opted to be treated as securities under the uniform commercial code of any jurisdiction.

(b)           Covenants and Agreements.  Each Grantor hereby covenants and agrees that:

(i)            without the prior written consent of the Parity Lien Collateral Trustee, it shall not vote to enable or take any other action to: (a) amend or terminate any partnership agreement, limited liability company agreement, certificate of incorporation, by-laws or other organizational documents in any way that materially changes the rights of such Grantor with respect to any Investment Related Property or adversely affects the validity, perfection or priority of the Parity Lien Collateral Trustee’s security interest, (b) permit any issuer of any Pledged Equity Interest to issue any additional stock, partnership interests, limited liability company interests or other equity interests of any nature or to issue securities convertible into or granting the right of purchase or exchange for any stock or other equity interest of any nature of such issuer, except to another Grantor who has caused such property to become subjected to a perfected Lien thereon in favor of the Parity Lien Collateral Trustee, and except as otherwise permitted under the Parity Lien Documents, (c) other than as permitted under the Parity Lien Documents, permit any issuer of any Pledged Equity Interest to dispose of all or a material portion of their assets, (d) waive any default under or breach of any terms of organizational document relating to the issuer of any Pledged Equity Interest or the terms of any Pledged Debt, or (e) cause any issuer of any Pledged Partnership Interests or Pledged LLC Interests which are not securities (for purposes of the UCC) on the date hereof to elect or otherwise take any action to cause such Pledged Partnership Interests or Pledged LLC Interests to be treated as securities for purposes of the UCC; provided, however, notwithstanding the foregoing, if any issuer of any Pledged Partnership

Interests or Pledged LLC Interests takes any such action in violation of the foregoing in this clause (e), such Grantor shall promptly notify the Parity Lien Collateral Trustee in writing of any such election or action and, in such event, shall take all steps necessary or advisable to establish the Parity Lien Collateral Trustee’s “control” thereof;

(ii)           it shall comply with all of its obligations under any partnership agreement or limited liability company agreement relating to Pledged Partnership Interests or Pledged LLC Interests except to the extent being contested in good faith, so long as adequate reserve or other appropriate provision, as shall be required in GAAP, shall have been made therefore, and shall enforce all of its material rights with respect to any Pledged Equity Interests;

(iii)          unless otherwise permitted under the Parity Lien Documents, without the prior written consent of the Parity Lien Collateral Trustee, it shall not permit any issuer of any Pledged Equity Interest to merge or consolidate unless (i) such issuer creates a security interest that is perfected by a filed financing statement (that is not effective solely under section 9-508 of the UCC) in collateral in which such new debtor has or acquires rights, and (ii) all the outstanding Capital Stock or other equity interests of the surviving or resulting corporation, limited liability company, partnership or other entity owned by a Grantor is, upon such merger or consolidation, pledged hereunder and no cash, securities or other property is distributed in respect of the outstanding equity interests of any other constituent Grantor; provided that if the surviving or resulting issuer upon any such merger or consolidation is a Controlled Foreign Corporation, then such Grantor shall only be required to pledge equity interests in accordance with Section 2.2; and

(c)           each Grantor consents to the grant by each other Grantor of a security interest in all Investment Related Property constituting Collateral to the Parity Lien Collateral Trustee and, without limiting the foregoing, consents to the transfer of any Pledged Partnership Interest and any Pledged LLC Interest to the Parity Lien Collateral Trustee or its nominee following an Event of Default and to the substitution of the Parity Lien Collateral Trustee or its nominee as a partner in any partnership or as a member in any limited liability company with all the rights and powers related thereto.

4.3.3       Commodities Accounts

(a)           Representations and Warranties. Each Grantor hereby represents and warrants, on the Closing Date and each Credit Date, that:

(i)            Schedule 4.3 hereto (as such schedule may be amended or supplemented from time to time) sets forth under the headings “Commodities Accounts” all of the Commodities Accounts in which each Grantor has an interest.  Each Grantor is the sole entitlement holder of each such Commodity Account on Schedule 4.3, and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Parity Lien Collateral Trustee pursuant) having “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over, or any other interest in, any such Commodity Account or securities or other property credited thereto;

(ii)           Each Grantor has taken all actions necessary or desirable to establish Parity Lien Collateral Trustee’s “control” (within the meanings of Sections 8-

106 and 9-106 of the UCC) over any portion of the Collateral constituting Commodities Accounts (each as defined in the UCC).

(b)           Covenants and Agreements.  Each Grantor hereby covenants and agrees with the Parity Lien Collateral Trustee and each other Secured Party that it shall not close or terminate any Commodities Account without prior notice to the Parity Lien Collateral Trustee or establish any additional Commodities Accounts unless a control agreement has been entered into by the appropriate Grantor, Parity Lien Collateral Trustee and securities intermediary or depository institution at which such additional account is to be maintained.

4.4          Material Contracts.

(a)           Representations and Warranties.  Each Grantor hereby represents and warrants, on the Closing Date, that:

(i)            Schedule 4.4 (as such schedule may be amended or supplemented from time to time) sets forth all of the Material Contracts to which such Grantor has rights;

(ii)           the Material Contracts, true and complete copies (including any amendments or supplements thereof) of which have been furnished to the Parity Lien Collateral Trustee, have been duly authorized, executed and delivered by Grantors and all other parties thereto, are in full force and effect and are binding upon and enforceable against all parties thereto in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws.  There exists no material default under any Material Contract by any Grantor or any other party thereto and neither such Grantor, nor to its knowledge, any other Person party thereto is likely to become in default thereunder and no Person party thereto has any defenses, counterclaims or right of set-off with respect to any Material Contract; and

(iii)          no Material Contract prohibits assignment or requires consent of or notice to any Person in connection with the assignment to the Parity Lien Collateral Trustee hereunder, except such as has been given or made or which such Grantor is using its commercially reasonable efforts to obtain.

(b)           Covenants and Agreements.  Each Grantor hereby covenants and agrees that:

(i)            After the occurrence and during the continuance of an Event of Default, in addition to any rights under the Section of this Agreement relating to Receivables, the Parity Lien Collateral Trustee may at any time notify, or require any Grantor to so notify, the counterparty on any Material Contract of the security interest of the Parity Lien Collateral Trustee therein and may upon written notice to the applicable Grantor, notify, or require any Grantor to notify, the counterparty to make all payments under the Material Contracts directly to the Parity Lien Collateral Trustee;

(ii)           each Grantor shall deliver promptly to the Parity Lien Collateral Trustee a copy of each material demand or notice received by it relating in any way to any Material Contract which involves any claim, event or other circumstance the consequences of which could reasonably be expected to have a Material Adverse Effect;

(iii)          upon the request of the Parity Lien Collateral Trustee, each Grantor shall deliver promptly to the Parity Lien Collateral Trustee (1) information with respect to any Material Contract of such Grantor that is terminated or amended in a manner that is materially adverse to such Grantor or (2) any new Material Contract that is entered into by such Grantor, including, a written statement describing such Material Contract.

(iv)          it shall perform in all material respects all of its obligations with respect to the Material Contracts except to the extent contested in good faith, so long as adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor;

(v)           it shall promptly and diligently exercise each material right it may have under any Material Contract, any Supporting Obligation or Collateral Support, in each case, at its own expense, and in connection with such collections and exercise, such Grantor shall take such action as such Grantor may deem necessary or advisable; and

(vi)          it shall use its best efforts to keep in full force and effect any Supporting Obligation or Collateral Support relating to any Material Contract, except where, in its business judgment, it concludes that loss or relinquishment will not have a Material Adverse Effect.

4.5          Letter of Credit Rights.

(a)           Representations and Warranties.  Each Grantor hereby represents and warrants, on the Closing Date, that:

(i)            all material letters of credit included in the Collateral to which such Grantor has rights are listed on Schedule 4.5 (as such schedule may be amended or supplemented from time to time) hereto; and

(ii)           it has obtained the consent of each issuer of any such letter of credit in an undrawn face amount of $250,000 or more in the aggregate to the assignment of the proceeds of the letter of credit to the Parity Lien Collateral Trustee.

(b)           Covenants and Agreements.  Each Grantor hereby covenants and agrees that with respect to any letter of credit hereafter arising included in the Collateral in an undrawn face amount of $250,000 or more in the aggregate it shall obtain the consent of the issuer thereof to the assignment of the proceeds of the letter of credit to the Parity Lien Collateral Trustee and shall deliver to the Parity Lien Collateral Trustee a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto.

4.6          Intellectual Property.

(a)           Representations and Warranties.  Except as disclosed in Schedule 4.6(H) (as such schedule may be amended or supplemented from time to time), each Grantor hereby represents and warrants, on the Closing Date, that:

(i)            Schedule 4.6 (as such schedule may be amended or supplemented from time to time) sets forth a true and complete list of (i) all United

States, state and foreign registrations of and applications for Patents, Trademarks, and Copyrights owned by each Grantor and (ii) all Patent Licenses, Trademark Licenses, Trade Secret Licenses and Copyright Licenses material to the business of such Grantor;

(ii)           it is the sole and exclusive owner of the entire right, title, and interest in and to all Intellectual Property listed on Schedule 4.6(a)(i) (as such schedule may be amended or supplemented from time to time), and owns or has the valid right to use all other Intellectual Property necessary to conduct its business, free and clear of all Liens, claims, encumbrances and licenses, except for Permitted Liens and the licenses set forth on Schedule 4.6(B), (D), (F) and (G) (as each may be amended or supplemented from time to time);

(iii)          all Intellectual Property that is material to the conduct of the business of any Grantor is subsisting and has not been adjudged invalid or unenforceable, in whole or in part, and each Grantor has performed all acts and has paid all renewal, maintenance, and other fees and taxes required to maintain each and every registration and application of Copyrights, Patents and Trademarks in full force and effect;

(iv)          to the best of Grantor’s knowledge, all Intellectual Property that is material to the conduct of the business of any Grantor is valid and enforceable; no holding, decision, or judgment has been rendered in any action or proceeding to which a Grantor is a party before any court or administrative authority challenging the validity of, such Grantor’s right to register, or such Grantor’s rights to own or use, any such Intellectual Property and no such action or proceeding is pending or, to the best of such Grantor’s knowledge, threatened in writing;

(v)           as of the execution of this Agreement, the registrations and applications for the Copyrights, Patents and Trademarks that are material to the conduct of the business of any Grantor are standing in the name of the party listed on Schedule 4.6(a)(i) as the record owner thereof, and none of the Trademarks, Patents, Copyrights or Trade Secrets owned by or licensed to a Grantor has been licensed by any Grantor to any Affiliate or third party, except as disclosed in Schedule 4.6(B), (D), (F), or (G) (as each may be amended or supplemented from time to time);

(vi)          except as could not reasonably be expected to have a Material Adverse Effect, each Grantor has been using appropriate statutory notice of registration in connection with its use of registered Trademarks, proper marking practices in connection with the use of Patents, and appropriate notice of copyright in connection with the publication of Copyrights material to the business of such Grantor;

(vii)         each Grantor uses adequate standards of quality in the manufacture, distribution, and sale of all products sold and in the provision of all services rendered under or in connection with all Trademark Collateral and has taken all commercially reasonable action necessary to insure that all licensees of the Trademark Collateral owned by such Grantor use such adequate standards of quality;

(viii)        to the best of each Grantor’s knowledge, the conduct of such Grantor’s business does not infringe upon or otherwise violate in any material respect any trademark, patent, copyright, trade secret or other intellectual property right owned or controlled by a third party; no written claim has been received by a Grantor asserting that the use of any Intellectual Property owned or used by Grantor (or any of its respective licensees) violates the asserted rights of any third party;

(ix)           to the best of each Grantor’s knowledge, no third party is infringing upon or otherwise violating any rights in any material Intellectual Property owned or used by such Grantor, or any of its respective licensees in any material respect;

(x)            no settlement or consents, covenants not to sue, nonassertion assurances, or releases have been entered into by Grantor or to which Grantor is bound that adversely affect Grantor’s rights to own or use any material Intellectual Property; and

(xi)           no Grantor has made a previous assignment, sale, transfer or agreement constituting a present or future assignment, sale or transfer of any Intellectual Property that has not been terminated or released.  There is no effective financing statement or other document or instrument now executed, or on file or recorded in any public office, granting a security interest in or otherwise encumbering any part of the Intellectual Property, other than in favor of the Parity Lien Collateral Trustee.

(b)           Covenants and Agreements.  Each Grantor hereby covenants and agrees as follows:

(i)            it shall (a) within thirty (30) days of the Closing Date, file with the United States Patent and Trademark Office, the United States Copyright Office and the Canadian counterpart of such offices documents sufficient to ensure that all U.S. and Canadian registrations and applications for Copyrights, Patents and Trademarks listed on Schedule 4.6(a)(i) stand in the name of a Grantor and shall immediately provide the Parity Lien Collateral Trustee with copies of such filings; and (b) within one hundred eight (180) days of the Closing Date, file with all other foreign counterparts to the United States Patent and Trademark Office and the United States Copyright Office documents sufficient to ensure that all other foreign registrations and applications for Copyrights, Patents and Trademarks listed on Schedule 4.6(a)(i) stand in the name of a Grantor and shall immediately provide Parity Lien Collateral Trustee with copies of such filings;

(ii)           it shall not do any act or omit to do any act whereby any Intellectual Property owned by a Grantor which is material to the business of a Grantor could reasonably be expected to lapse, or become abandoned, dedicated to the public, or unenforceable, or which would adversely affect the validity, grant, or enforceability of the security interest granted therein;

(iii)          it shall not, with respect to any Trademarks owned by or licensed to a Grantor which are material to the business of any Grantor, cease the use of any of such Trademarks or fail to maintain the level of the quality of products sold and services rendered under any of such Trademark at a level at least substantially consistent with the quality of such products and services as of the date hereof, and each Grantor shall take such commercially reasonable steps as are necessary to insure that licensees of such Trademarks use the standards of quality set by such Grantor;

(iv)          within thirty (30) days of the date hereof with respect to any Copyrights set forth on Schedule 4.6(i) that were not standing in the name of any Grantor upon the effectiveness of the Closing Date and, in all other cases, within sixty (60) days of the creation or acquisition by a Grantor of any Copyrightable work which is material to the business of Grantor, apply to register the Copyright in the United States Copyright Office and record therein all documents necessary to effectuate such acquisition;

(v)           it shall promptly notify the Parity Lien Collateral Trustee if it knows or has reason to know that any item of Intellectual Property owned by or licensed to a Grantor that is material to the business of any Grantor may become (a) abandoned or dedicated to the public or placed in the public domain, (b) invalid or unenforceable, or (c) subject to any adverse determination or development (including the institution of proceedings) in any action or proceeding in the United States Patent and Trademark Office, the United States Copyright Office, any state registry, any foreign counterpart of the foregoing, or any court;

(vi)          it shall take commercially reasonable steps in the United States Patent and Trademark Office, the United States Copyright Office, any state registry or any foreign counterpart of the foregoing, to pursue any application and maintain any registration of each Trademark, Patent, and Copyright owned by any Grantor and material to its business which is now or shall become included in the Intellectual Property including, but not limited to, those items on Schedule 4.6(A), (C) and (E) (as each may be amended or supplemented from time to time);

(vii)         in the event that any material Intellectual Property owned by or exclusively licensed to any Grantor is infringed, or misappropriated by a third party and Grantor becomes aware of such infringement or misappropriation, such Grantor shall promptly take all commercially reasonable actions to stop such infringement or misappropriation and protect its rights in such Intellectual Property including, but not limited to, the initiation of a suit for injunctive relief and to recover damages;

(viii)        it shall promptly (but in no event more than thirty (30) days after any Grantor obtains knowledge thereof) report to the Parity Lien Collateral Trustee the filing by or on behalf of a Grantor of any application to register any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office, or any state registry or foreign counterpart of the foregoing (whether such application is filed by such Grantor or through any agent, employee, licensee, or designee thereof);

(ix)           it shall promptly (but in no event more than thirty (30) days after any Grantor obtains knowledge thereof) report to the Parity Lien Collateral Trustee the registration by or on behalf of a Grantor of any Intellectual Property by any such office, in each case by executing and delivering to the Parity Lien Collateral Trustee a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto;

(x)            it shall, promptly upon the reasonable request of the Parity Lien Collateral Trustee, execute and deliver to the Parity Lien Collateral Trustee any document required to acknowledge, confirm, register, record, or perfect the Parity Lien Collateral Trustee’s interest in any part of the Intellectual Property, whether now owned or hereafter acquired;

(xi)           except with the prior consent of the Parity Lien Collateral Trustee or as permitted under the each of the Parity Lien Documents, each Grantor shall not execute, and there will not be on file in any public office, any financing statement or other document or instruments, except financing statements or other documents or instruments filed or to be filed in favor of the Parity Lien Collateral Trustee and each Grantor shall not sell, assign, transfer, license, grant any option, or create or suffer to exist any Lien upon or with respect to the Intellectual Property, except for the Lien created by and under this Agreement and the other Credit Documents and Permitted Liens;

(xii)          it shall hereafter use reasonable best efforts so as not to permit the inclusion in any contract to which it hereafter becomes a party of any provision that could or might in any way materially impair or prevent the creation of a security interest in, or the assignment of, such Grantor’s rights and interests in any property included within the definitions of any Intellectual Property acquired under such contracts;

(xiii)         it shall take commercially reasonable steps to protect the secrecy of all Trade Secrets;

(xiv)        it shall use proper statutory notice in connection with its use of any of the material Intellectual Property owned by a Grantor; and

(xv)         it shall continue to collect, at its own expense, all amounts due or to become due to such Grantor in respect of the Intellectual Property owned by a Grantor or any portion thereof.  In connection with such collections, each Grantor may take (and, at the Parity Lien Collateral Trustee’s reasonable direction, shall take) such action as such Grantor or the Collection Agent may deem reasonably necessary or advisable to enforce collection of such amounts.  Notwithstanding the foregoing, the Parity Lien Collateral Trustee shall have the right at any time after an Event of Default has occurred and is continuing, to notify, or require any Grantor to notify, any obligors with respect to any such amounts of the existence of the security interest created hereby, and following and during the continuation of an Event of Default, may take such action as the Parity Lien Collateral Trustee may deem reasonably necessary to enforce collection of such amounts.

(c)           Certain Limited Exclusions.  Notwithstanding anything herein to the contrary, so long as no Event of Default has occurred and is continuing, no Grantor shall have an obligation to use or to maintain any Trademark, Patent or Copyright (A) that relates solely to any product, brand or work that in such Grantor’s reasonable business judgment has been, or is in the process of being, discontinued, abandoned or terminated, (B) that is being replaced with a Trademark, Patent or Copyright substantially similar to the Trademark, Patent or Copyright that may be abandoned or otherwise become invalid, so long as the failure to use or maintain such Trademark, Patent or Copyright does not materially adversely affect the validity of such replacement Trademark, Patent or Copyright, and so long as such replacement Trademark, Patent or Copyright, is subject to the Lien and security interest created by this Agreement, (C) that is substantially the same as another Trademark, Patent or Copyright, that is in full force, so long as the failure to use or maintain such Trademark, Patent or Copyright does not materially adversely affect the validity of such other Trademark, Patent or Copyright, and so long as such other Trademark, Patent or Copyright is subject to the Lien and security interest created by this Agreement or (D) that is or becomes the subject of any formal or informal dispute and/or any administrative or legal proceeding (whether ex parte or inter partes) or other circumstances such that the Grantors, using good faith business judgment, reasonably determine it to be imprudent to maintain or continue use of such Trademark, Patent or Copyright.

4.7          Commercial Tort Claims.

(a)           Representations and Warranties.  Each Grantor hereby represents and warrants, on the Closing Date, that Schedule 4.7 (as such schedule may be amended or supplemented from time to time) sets forth all Commercial Tort Claims of each Grantor relating primarily to the Collateral in excess of $500,000 in the aggregate; and

(b)           Covenants and Agreements.  Each Grantor hereby covenants and agrees that with respect to any Commercial Tort Claim relating primarily to the Collateral in excess of $500,000 in the aggregate hereafter arising it shall deliver to the Parity Lien Collateral Trustee a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto, identifying such new Commercial Tort Claims.

SECTION 5.   ACCESS; RIGHT OF INSPECTION AND FURTHER ASSURANCES; ADDITIONAL GRANTORS.

5.1          Access; Right of Inspection.  The Parity Lien Collateral Trustee shall at all times have full and free access during normal business hours and upon reasonable prior notice to all the books, correspondence and records of each Grantor, and the Parity Lien Collateral Trustee and its representatives may examine the same, take extracts therefrom and make photocopies thereof, and each Grantor agrees to render to the Parity Lien Collateral Trustee, at such Grantor’s cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto.  The Parity Lien Collateral Trustee and its representatives shall at all times also have the right to enter any premises of each Grantor during normal business hours and upon reasonable prior notice and inspect any property of each Grantor where any of the Collateral of such Grantor granted pursuant to this Agreement is located for the purpose of inspecting the same, observing its use or otherwise protecting its interests therein.

5.2          Further Assurances.

(a)           Each Grantor agrees that from time to time, at the expense of such Grantor, that it shall promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the Parity Lien Collateral Trustee may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted hereby or to enable the Parity Lien Collateral Trustee to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor shall:

(i)            file such financing or continuation statements, or amendments thereto, and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as may be necessary, or as the Parity Lien Collateral Trustee may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby;

(ii)           take all actions necessary to ensure the recordation of appropriate evidence of the liens and security interest granted hereunder in the Intellectual Property with any intellectual property registry in which said Intellectual Property is registered or in which an application for registration is pending including, without limitation, the United States Patent and Trademark Office, the United States Copyright Office, the various Secretaries of State, and the foreign counterparts on any of the foregoing;

(iii)          at any reasonable time, upon prior written notice and upon request by the Parity Lien Collateral Trustee, allow inspection of the Collateral by the Parity Lien Collateral Trustee, or persons designated by the Parity Lien Collateral Trustee; and

(iv)          at the Parity Lien Collateral Trustee’s reasonable request, appear in and defend any action or proceeding that may affect such Grantor’s title to or the Parity Lien Collateral Trustee’s security interest in all or any part of the Collateral.

(b)           Each Grantor hereby authorizes the Parity Lien Collateral Trustee to file a Record or Records, including, without limitation, financing or continuation statements, and amendments thereto, in any jurisdictions and with any filing offices as the Parity Lien Collateral Trustee may determine, in its sole discretion, are necessary or advisable to perfect the security interest granted to the Parity Lien Collateral Trustee herein.  Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Parity Lien Collateral Trustee may determine, in its sole discretion, is necessary, advisable or customary to ensure the perfection of the security interest in the Collateral granted to the Parity Lien Collateral Trustee herein, including, without limitation, describing such property as “all assets” or “all personal property, whether now owned or hereafter acquired.”  Each Grantor shall furnish to the Parity Lien Collateral Trustee from time to time the statements and schedules further identifying and describing the Collateral and the other reports in connection with the Collateral reasonably requested by the Parity Lien Collateral Trustee.

(c)           Each Grantor hereby authorizes the Parity Lien Collateral Trustee to modify this Agreement after obtaining such Grantor’s approval of or signature to such modification by amending Schedule 4.7 (as such schedule may be amended or supplemented from time to time) to include reference to any right, title or interest in any existing Intellectual Property or any Intellectual Property acquired or developed by any Grantor after the execution hereof or to delete any reference to any right, title or interest in any Intellectual Property in which any Grantor no longer has or claims any right, title or interest.

5.3          Additional Grantors.  From time to time subsequent to the date hereof, additional Persons may become parties hereto as additional Grantors (each, an “Additional Grantor”), by executing a Counterpart Agreement.  Upon delivery of any such counterpart agreement to the Parity Lien Collateral Trustee, notice of which is hereby waived by Grantors, each Additional Grantor shall be a Grantor and shall be as fully a party hereto as if the Additional Grantor were an original signatory hereto.  Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of Parity Lien Collateral Trustee not to cause any Subsidiary of NewPageCo to become an Additional Grantor hereunder.  This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

SECTION 6.   COLLATERAL TRUSTEE APPOINTED ATTORNEY-IN-FACT.

6.1          Power of Attorney.  Each Grantor hereby irrevocably appoints the Parity Lien Collateral Trustee (such appointment being coupled with an interest) as such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, the Parity Lien Collateral Trustee or otherwise, from time to time in the Parity Lien Collateral Trustee’s discretion to take any action and to execute any instrument that the Parity

Lien Collateral Trustee may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, the following:

(a)           upon the occurrence and during the continuance of any Event of Default, to obtain and adjust insurance required to be maintained by such Grantor or paid to the Parity Lien Collateral Trustee pursuant to the Parity Lien Documents;

(b)           upon the occurrence and during the continuance of any Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(c)           upon the occurrence and during the continuance of any Event of Default, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (b) above;

(d)           upon the occurrence and during the continuance of any Event of Default, to file any claims or take any action or institute any proceedings that the Parity Lien Collateral Trustee may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Parity Lien Collateral Trustee with respect to any of the Collateral;

(e)           to prepare and file any UCC financing statements against such Grantor as debtor;

(f)            to prepare, sign, and file for recordation in any intellectual property registry, appropriate evidence of the lien and security interest granted herein in the Intellectual Property in the name of such Grantor as debtor;

(g)           to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including, without limitation, access to pay or discharge taxes or Liens (other than Permitted Liens) levied or placed upon or threatened against the Collateral, and which the applicable Grantor has not paid or discharged when required hereunder, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Parity Lien Collateral Trustee in its sole discretion, any such payments made by the Parity Lien Collateral Trustee to become obligations of such Grantor to the Parity Lien Collateral Trustee, due and payable immediately without demand; and

(h)           upon the occurrence and during the continuance of an Event of Default, generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Parity Lien Collateral Trustee were the absolute owner thereof for all purposes, and to do, at the Parity Lien Collateral Trustee’s option and such Grantor’s expense, all acts and things that the Parity Lien Collateral Trustee deems reasonably necessary to protect, preserve or realize upon the Collateral and the Parity Lien Collateral Trustee’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

6.2          No Duty on the Part of Parity Lien Collateral Trustee or Secured Parties.  The powers conferred on the Parity Lien Collateral Trustee hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon the Parity Lien Collateral Trustee or any Secured Party to exercise any such powers.  The Parity Lien Collateral Trustee and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

SECTION 7.     REMEDIES.

7.1          Generally.

(a)           If any Event of Default shall have occurred and be continuing, the Parity Lien Collateral Trustee may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of the Parity Lien Collateral Trustee on default under the UCC (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously:

(i)            require any Grantor to, and each Grantor hereby agrees that it shall at its expense and promptly upon request of the Parity Lien Collateral Trustee forthwith, assemble all or part of the Collateral as directed by the Parity Lien Collateral Trustee and make it available to the Parity Lien Collateral Trustee at a place to be designated by the Parity Lien Collateral Trustee that is reasonably convenient to both parties;

(ii)           enter onto the property where any Collateral is located and take possession thereof with or without judicial process;

(iii)          prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent the Parity Lien Collateral Trustee deems appropriate; and

(iv)          without notice except as specified below or under the UCC, sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Parity Lien Collateral Trustee’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Parity Lien Collateral Trustee may deem commercially reasonable.

(b)           The Parity Lien Collateral Trustee or any Secured Party may be the purchaser of any or all of the Collateral at any public or private (to the extent to the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the UCC and the Parity Lien Collateral Trustee, as collateral trustee for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Parity Lien Collateral Trustee at such sale.  Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.  Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Parity Lien Collateral Trustee shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  The Parity Lien Collateral Trustee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  Each Grantor agrees that it would not be commercially unreasonable for the Parity Lien Collateral Trustee to dispose of the Collateral or any portion thereof by using internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets.  Each Grantor hereby waives any claims against the Parity Lien Collateral Trustee and each Secured Party arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Parity Lien Collateral Trustee accepts the first offer received and does not offer such Collateral to more than one offeree.  If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, Grantors shall be liable for the deficiency and the fees of any attorneys employed by the Parity Lien Collateral Trustee to collect such deficiency.  Each Grantor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Parity Lien Collateral Trustee, that the Parity Lien Collateral Trustee has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities.  Nothing in this Section shall in any way alter the rights of the Parity Lien Collateral Trustee hereunder.

(c)           The Parity Lien Collateral Trustee may sell the Collateral without giving any warranties as to the Collateral.  The Parity Lien Collateral Trustee may specifically disclaim or modify any warranties of title or the like.  This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(d)           The Parity Lien Collateral Trustee shall have no obligation to marshal any of the Collateral.

7.2          Application of Proceeds.  Except as expressly provided elsewhere in this Agreement, all proceeds received by the Parity Lien Collateral Trustee in respect of any sale, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by the Parity Lien Collateral Trustee as provided in the Collateral Trust Agreement.

7.3          Sales on Credit.  If Parity Lien Collateral Trustee sells any of the Collateral upon credit, Grantor will be credited only with payments actually made by purchaser and received by Parity Lien Collateral Trustee and applied to indebtedness of the purchaser.  In the event the purchaser fails to pay for the Collateral, Parity Lien Collateral Trustee may resell the Collateral and Grantor shall be credited with proceeds of the sale.

7.4          Investment Related Property.

Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, the Parity Lien Collateral Trustee may be compelled, with respect to any sale of all or any part of the Collateral consisting of Investment Related Property conducted without prior registration or qualification of such Investment Related Property under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire such Investment Related Property for their own account, for investment and not with a view to the distribution or resale thereof.  Each Grantor acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, each Grantor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Parity Lien Collateral Trustee shall have no obligation to engage in public sales and no obligation to delay the sale of any such Investment Related Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it.  If the Parity Lien Collateral Trustee determines to exercise its right to sell any or all of such Investment Related Property, upon written request, each Grantor shall and shall cause each issuer of any Pledged Stock to be sold hereunder, each partnership and each limited liability company from time to time to furnish to the Parity Lien Collateral Trustee all such information as the Parity Lien Collateral Trustee may request in order to determine the number and nature of interest, shares or other instruments included in such Investment Related Property which may be sold by the Parity Lien Collateral Trustee in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

7.5          Intellectual Property.

(a)           Anything contained herein to the contrary notwithstanding, upon the occurrence and during the continuation of an Event of Default:

(i)            the Parity Lien Collateral Trustee shall have the right (but not the obligation) to bring suit or otherwise commence any action or proceeding in the name of any Grantor, the Parity Lien Collateral Trustee or otherwise, in the Parity Lien Collateral Trustee’s sole discretion, to enforce any Intellectual Property owned by a Grantor, in which event such Grantor shall, at the request of the Parity Lien Collateral Trustee, do any and all lawful acts and execute any and all documents required by the Parity Lien Collateral Trustee in aid of such enforcement and such Grantor shall promptly, upon demand, reimburse and indemnify the Parity Lien Collateral Trustee as provided in the Collateral Trust Agreement or in the Parity Lien Documents, as applicable, in connection with the exercise of its rights under this Section, and, to the extent that the Parity Lien Collateral Trustee shall elect not to bring suit to enforce any Intellectual Property owned by a Grantor as provided in this Section, each Grantor agrees to use commercially reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement or other violation of any of such Grantor’s rights in the Intellectual Property by others and for that purpose agrees to diligently maintain any action, suit or proceeding against any Person so infringing as shall be necessary to prevent such infringement or violation;

(ii)           upon written demand from the Parity Lien Collateral Trustee, each Grantor shall grant, assign, convey or otherwise transfer to the Parity Lien Collateral Trustee or such Parity Lien Collateral Trustee’s designee all of such Grantor’s right, title and interest in and to the Intellectual Property and shall execute and deliver to the Parity Lien Collateral Trustee such documents as are reasonably necessary to carry out the intent and purposes of this Agreement;

(iii)          each Grantor agrees that such an assignment and/or recording shall be applied to reduce the Secured Obligations outstanding only to the extent that the Parity Lien Collateral Trustee (or any Secured Party) receives cash proceeds in respect of the sale of, or other realization upon, the Intellectual Property;

(iv)          within five (5) Business Days after written notice from the Parity Lien Collateral Trustee, each Grantor shall make available to the Parity Lien Collateral Trustee, to the extent within such Grantor’s power and authority, such personnel in such Grantor’s employ on the date of such Event of Default as the Parity Lien Collateral Trustee may reasonably designate, by name, title or job responsibility, to permit such Grantor to continue, directly or indirectly, to produce, advertise and sell the products and services sold or delivered by such Grantor under or in connection with the Trademarks and Trademark Licenses owned or entered into by a Grantor, such persons to be available to perform their prior functions on the Parity Lien Collateral Trustee’s behalf and to be compensated by the Parity Lien Collateral Trustee at such Grantor’s expense on a per diem, pro-rata basis consistent with the salary and benefit structure applicable to each as of the date of such Event of Default; and

(v)           the Parity Lien Collateral Trustee shall have the right to notify, or require each Grantor to notify, any obligors with respect to amounts due or to become due to such Grantor in respect of the Intellectual Property owned by a Grantor, of the existence of the security interest created herein, to direct such obligors to make payment of all such amounts directly to the Parity Lien Collateral Trustee, and, upon such notification and at the expense of such Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done;

(1)           all amounts and proceeds (including checks and other instruments) received by Grantor in respect of amounts due to such Grantor in respect of the Collateral or any portion thereof shall be received in trust for the benefit of the Parity Lien Collateral Trustee hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over or delivered to the Parity Lien Collateral Trustee in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by the Collateral Trust Agreement; and

(2)           Grantor shall not adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon.

(b)           If (i) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (ii) no other Event of Default shall have occurred and be continuing, (iii) an assignment or other transfer to the Parity Lien Collateral Trustee of any rights, title and interests in and to the Intellectual Property shall have been previously made and shall have become absolute and effective, and (iv) the Secured Obligations shall not have become immediately due and payable, upon the written request of any Grantor, the Parity Lien Collateral Trustee shall promptly execute and deliver to such Grantor, at such Grantor’s sole cost and expense, such assignments or other transfer as may be necessary to reassign to such Grantor any such rights, title and interests as may have been assigned to the Parity Lien Collateral Trustee as aforesaid, subject to any disposition thereof that may have been made by the Parity Lien Collateral Trustee; provided, after giving effect to such reassignment, the

Parity Lien Collateral Trustee’s security interest granted pursuant hereto, as well as all other rights and remedies of the Parity Lien Collateral Trustee granted hereunder, shall continue to be in full force and effect; and provided further, the rights, title and interests so reassigned shall be free and clear of any other Liens granted by or on behalf of the Parity Lien Collateral Trustee and the Secured Parties.

(c)           For the purpose of enabling the Parity Lien Collateral Trustee, during the continuance of an Event of Default, to exercise rights and remedies herein at such time as the Parity Lien Collateral Trustee shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby grants to the Parity Lien Collateral Trustee, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to such Grantor) to use, assign, license or sublicense any of the Intellectual Property Collateral now owned or hereafter acquired by such Grantor, wherever the same may be located, including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof..

SECTION 8.   COLLATERAL TRUSTEE.

The Parity Lien Collateral Trustee has been appointed to act as Parity Lien Collateral Trustee hereunder by each Parity Lien Representative and, by their acceptance of the benefits hereof, the other Secured Parties. The Parity Lien Collateral Trustee shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the Collateral Trust Agreement; provided, the Parity Lien Collateral Trustee shall, exercise, or refrain from exercising, any remedies provided for herein in accordance with the terms of the Collateral Trust Agreement and the Intercreditor Agreement.  In furtherance of the foregoing provisions of this Section, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Parity Lien Collateral Trustee for the benefit of Secured Parties in accordance with the terms of this Section.  The rights, privileges, protections and immunities in the Collateral Trust Agreement for the benefit of the Collateral Trustee are hereby incorporated herein for the benefit of the Parity Lien Collateral Trustee.  Parity Lien Collateral Trustee may resign at any time by giving thirty (30) days’ prior written notice thereof to each Parity Lien Representative and the Grantors, and Parity Lien Collateral Trustee may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Grantors and Parity Lien Collateral Trustee and approved pursuant to the terms of the Collateral Trust Agreement.  Upon any such notice of resignation or any such removal, a successor Parity Lien Collateral Trustee shall be appointed as provided in the Collateral Trust Agreement.  Upon the acceptance of any appointment as Parity Lien Collateral Trustee hereunder by a successor Parity Lien Collateral Trustee, that successor Parity Lien Collateral Trustee shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Parity Lien Collateral Trustee under this Agreement, and the retiring or removed Parity Lien Collateral Trustee under this Agreement, upon payment of its charges, shall promptly (i) transfer to such successor Parity Lien Collateral Trustee all sums, Securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Parity Lien Collateral Trustee under this Agreement, and (ii) execute and deliver to such successor Parity Lien Collateral Trustee or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor

Parity Lien Collateral Trustee of the security interests created hereunder, whereupon such retiring or removed Parity Lien Collateral Trustee shall be discharged from its duties and obligations under this Agreement.  After any retiring or removed Parity Lien Collateral Trustee’s resignation or removal hereunder as the Parity Lien Collateral Trustee, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was the Parity Lien Collateral Trustee hereunder.

SECTION 9.   CONTINUING SECURITY INTEREST; TRANSFER OF LOANS.

This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the Discharge of Parity Lien Obligations, be binding upon each Grantor, its successors and assigns, and inure, together with the rights and remedies of the Parity Lien Collateral Trustee hereunder, to the benefit of the Parity Lien Collateral Trustee and its successors, transferees and assigns.  Upon the Discharge of Parity Lien Obligations, the security interest granted hereby shall terminate hereunder and of record and all rights to the Collateral shall revert to Grantors.  Upon any such termination the Parity Lien Collateral Trustee shall, at Grantors’ expense, execute and deliver to Grantors or otherwise authorize the filing of such documents as Grantors shall reasonably request, including financing statement amendments to evidence such termination.

SECTION 10.   STANDARD OF CARE; COLLATERAL TRUSTEE MAY PERFORM.

The powers conferred on the Parity Lien Collateral Trustee hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers.  Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Parity Lien Collateral Trustee shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.  The Parity Lien Collateral Trustee shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Parity Lien Collateral Trustee accords its own property.  Neither the Parity Lien Collateral Trustee nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or otherwise.  If any Grantor fails to perform any agreement contained herein, the Parity Lien Collateral Trustee may, but shall not be required to, itself perform, or cause performance of, such agreement, and the expenses of the Parity Lien Collateral Trustee incurred in connection therewith shall be payable by each Grantor under the Collateral Trust Agreement.

SECTION 11.   MISCELLANEOUS.

Any notice required or permitted to be given under this Agreement shall be given in accordance with the Collateral Trust Agreement.  No failure or delay on the part of the Parity Lien Collateral Trustee in the exercise of any power, right or privilege hereunder or under the Collateral Trust Agreement shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  All rights and remedies existing under this Agreement and the Collateral Trust Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.  In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.  This Agreement shall be binding upon and inure to the benefit of the Parity Lien Collateral Trustee and Grantors and their respective successors and assigns.  No Grantor shall, without the prior written consent of the Parity Lien Collateral Trustee given in accordance with the Collateral Trust Agreement, assign any right, duty or obligation hereunder.  This Agreement and the Collateral Trust Agreement embody the entire agreement and understanding between Grantors and the Parity Lien Collateral Trustee and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof.  Accordingly, the Collateral Trust Agreement may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.  There are no unwritten oral agreements between the parties.  This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATION LAWS).

Each party to this Agreement waives its rights to a jury trial of any claim or cause of action based upon or arising under this Agreement or any of the other Security Documents or any dealings between them relating to the subject matter of this Agreement or the intents and purposes of the other Security Documents.  The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement and the other Security Documents, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims.  Each party to this Agreement acknowledges that this waiver is a material inducement to enter into a business relationship, that each party hereto has already relied on this waiver in entering into this Agreement, and that each party hereto will continue to rely on this waiver in its related future dealings.  Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.  This waiver is irrevocable, meaning that it may not be modified either orally or in writing (other than by a mutual written waiver specifically referring to this Section 11 and executed by each of the parties hereto), and this waiver will apply to any subsequent amendments, renewals, supplements or modifications of or to this Agreement or any of the other Security Documents or to any other documents or agreements relating thereto.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

In no event shall the Collateral Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Collateral Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

IN WITNESS WHEREOF, each Grantor and the Parity Lien Collateral Trustee have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

NEWPAGE CORPORATION

By:	/s/ Linda M. Sheffield
Name: Linda M. Sheffield
Title: Treasurer

CHILLICOTHE PAPER INC.

By:	/s/ Linda M. Sheffield
Name: Linda M. Sheffield
Title: Treasurer

ESCANABA PAPER COMPANY

By:	/s/ Peter H. Vogel
Name: Peter H. Vogel
Title: President

MEADWESTVACO MARYLAND, INC. (to be named LUKE PAPER COMPANY)

By:	/s/ Peter H. Vogel
Name: Peter H. Vogel
Title: President

MEADWESTVACO OXFORD CORPORATION (to be named RUMFORD PAPER COMPANY)

By:	/s/ Peter H. Vogel
Name: Peter H. Vogel
Title: President

MEADWESTVACO ENERGY SERVICES LLC (to be named NEWPAGE ENERGY SERVICES LLC)

By:	/s/ Peter H. Vogel
Name: Peter H. Vogel
Title: President

RUMFORD COGENERATION, INC.

By:	/s/ Peter H. Vogel
Name: Peter H. Vogel
Title: Chief Executive Officer

RUMFORD FALLS POWER COMPANY

By:	/s/ Peter H. Vogel
Name: Peter H. Vogel
Title: Chief Executive Officer

UPLAND RESOURCES, INC.

By:	/s/ Peter H. Vogel
Name: Peter H. Vogel
Title: President

WICKLIFFE PAPER COMPANY

By:	/s/ Linda M. Sheffield
Name: Linda M. Sheffield
Title: Treasurer

THE BANK OF NEW YORK,
as the Parity Lien Collateral Trustee

By:	/s/ Patricia Gallagher
Name: Patricia Gallagher
Title: Vice President